FOR IMMEDIATE RELEASE

November 20, 2003

                        THE WALT DISNEY COMPANY REPORTS Improved results for THE YEAR ENDED September 30, 2003

o        Significant earnings growth in the fiscal fourth quarter helped drive overall EPS gains for the year

o        Strong operating performance for the quarter was driven by increases in Studio Entertainment, Media Networks and Consumer
         Products, offset somewhat by declines in Parks and Resorts

o        Studio Entertainment and Media Networks reported increases in revenue and operating income for the year as a whole, partially offset by declines in Parks and Resorts and Consumer Products

o        Cash flow from operations and free cash flow increased to $2.9 billion and $1.9 billion, respectively for the year as a whole, which drove reductions in total and net borrowings

         BURBANK, Calif. - The Walt Disney Company today reported earnings for the year and quarter ended September 30, 2003.

         Earnings per share for the fourth quarter was $0.20, up from $0.09 in the prior-year fourth quarter.  For the year, EPS before a required accounting change was $0.65 versus $0.60 in the prior year.

         Earnings per share for the fourth  quarter and the full year include an  approximate  $0.03 EPS benefit from the  favorable settlement  of certain  state tax  issues.  Earnings  per share for the full year also  include a $0.04  negative  impact due to the write-off of an investment  in aircraft  leveraged  leases.  The  prior-year  EPS includes a $0.07 benefit from gains on the sale of investments and the Disney Store Japan.

         "Disney's strong performance in the quarter,  driven by the Studios and Media Networks, and the substantial  improvement in our overall  results during a difficult year provide  further  evidence that we have  established the foundation for future growth,"
said Michael Eisner, chairman and CEO of The Walt Disney Company. "The Walt Disney Studios' quarter was especially noteworthy, since its success was founded on the creation of new franchises, such as 'Pirates of the Caribbean,' that can provide returns for years to come. Looking ahead, we feel confident in our ability to deliver solid growth for fiscal 2004."

         Improved  operating  performance  for the quarter was driven by  increases in Studio  Entertainment,  Media  Networks,  and
Consumer  Products,  offset  somewhat by declines in Parks and  Resorts.  Results  for the year  reflected  strong  growth at Studio
Entertainment  and Media Networks,  partially  offset by declines at Parks and Resorts and a modest  decrease at Consumer  Products.

         Revenues,  segment  operating  income,  net income  and  earnings  per share for the year and  quarter  are as follows  (in millions):

                                                   Year Ended                          Quarter Ended
                                                 September 30,                         September 30,
                                       ------------------------------------ -------------------------------------
                                           2003         2002      % Change       2003        2002     % Change
                                       ------------------------------------ ------------------------- -----------
Revenues                                $ 27,061     $ 25,329         7%     $  7,014     $ 6,662          5%
Segment operating income                   3,174        2,822        12%          830         539         54%
Income before the cumulative
  effect of accounting change              1,338        1,236         8%          415         175        137%
Net income                                 1,267        1,236         3%          415         175        137%
Diluted earnings per share
  before the cumulative effect of
  accounting change                     $   0.65     $   0.60         8%     $   0.20     $  0.09        122%
Diluted earnings per share              $   0.62     $   0.60         3%     $   0.20     $  0.09        122%

Operating Results

Studio Entertainment
         Studio Entertainment revenues for the year increased 10% to $7.4 billion, while segment operating income more than doubled to $620 million from $273 million.  For the quarter, revenues increased 9% to $2.2 billion and segment operating income increased to
$205 million from $75 million.

         Studio Entertainment results for the year and quarter reflected strong growth in both domestic and international theatrical motion picture distribution, television distribution and domestic home video, partially offset by higher development and production write-offs.  Domestic and international theatrical motion picture distribution results reflected successful performances by
Disney/Pixar's Finding Nemo, Sweet Home Alabama, Santa Clause 2 and Bringing Down the House, as well as the fourth quarter releases of Pirates of the Caribbean and Freaky Friday, compared to the prior year which included a film write-down.  Improvements in television distribution reflected better performance of film product sales to television networks and to the pay television market.
Growth in domestic home video reflected strong DVD and VHS performances of Lilo & Stitch, Sweet Home Alabama, Signs and Beauty and
the Beast, as well as fourth quarter DVD and VHS releases, which included Chicago, Bringing Down the House and Gangs of New York.

         Higher segment operating income for the quarter was partially offset by declines in international home video reflecting stronger performing titles in the prior-year, which included Hayao Miyazaki's Spirited Away and Disney/Pixar's Monsters, Inc.

Media Networks
         Media Networks revenues for the year increased 12% to $10.9 billion, and segment operating income increased 23% to $1.2 billion.  For the quarter, revenues increased 8% to $2.6 billion and segment operating income increased to $298 million from $147 million in the prior year.  See Table A for further detail of Media Networks results.

         For the year, the Media Networks segment benefited from a stronger advertising market and higher cable affiliate fees. For the quarter, these same factors led to improved results at our cable networks, while higher programming and production costs negatively affected broadcasting results.

         Broadcasting results for the year were driven by higher advertising revenues, partially offset by increased programming and production costs.  Increased advertising revenues reflected higher rates due to an improved advertising marketplace for the ABC television network, the Company's owned television and radio stations and the ABC radio networks.  The airing of the Super Bowl in the second quarter of the current year contributed to increases in both advertising revenues and programming costs.  Year to year comparisons were also negatively impacted by the cost of coverage of the war in Iraq and the previously disclosed receipt of insurance proceeds in the prior year.

         Lower broadcasting results for the fourth quarter were primarily due to increased programming costs for more expensive series and higher sports programming and production costs due to additional NFL broadcasts in the current quarter, partially offset by increases in advertising and syndication revenue.

         Increased cable results for the year reflected higher affiliate and advertising revenue, partially offset by increased sports programming costs, primarily for National Basketball Association and Major League Baseball broadcasts, and higher programming costs at ABC Family.  Higher affiliate revenue was due to both contractual rate adjustments and subscriber growth.  The increase for the year also reflected negative impacts in the prior year related to the financial difficulties of Adelphia Communications and
KirchMedia.

         Improved cable results for the fourth quarter were primarily driven by lower cost  amortization for the NFL contract due to commencing the three year option period of the contract,  as well as higher advertising and affiliate revenues,  partially offset by higher programming costs at ABC Family and start-up costs at the Disney Channel in Japan. Higher affiliate revenue was due primarily to contractual rate adjustments and subscriber growth.

         Increased cable results for both the year and quarter were negatively affected by the bankruptcy of DirecTV in Latin
America, which is the Company's major distributor in that region.

Parks and Resorts
         Parks and Resorts revenue for the year decreased 1% to $6.4 billion and segment operating income decreased 18% to $957 million.  For the quarter, revenues decreased 1% to $1.6 billion and segment operating income decreased 4% to $225 million.

         Parks and Resorts results for the year primarily reflected lower hotel occupancy and theme park attendance and higher costs at the Walt Disney World Resort, partially offset by higher guest spending.  Decreased hotel occupancy and theme park attendance at
Walt Disney World reflected continued softness in travel and tourism.  Higher costs at Walt Disney World were driven by higher spending on employee benefits, marketing, refurbishments, information systems, depreciation and insurance.  Despite a continuing focus on cost control, employee benefit costs, including pension expenses, are expected to continue to increase in fiscal 2004.
Guest spending increases primarily reflected ticket price increases in the fourth quarter of the prior year.

         Both the year and quarter were negatively impacted by the elimination of royalties and management fees from Euro Disney beginning in the second quarter of the current year.

         For the quarter, declines driven by the elimination of Euro Disney fees were partially offset by gradual recovery at the
Walt Disney World Resort.  The improved results at Walt Disney World primarily reflected higher hotel occupancy and theme park attendance, partially offset by lower guest spending due to special ticketing and other promotional programs offered during the quarter.  Occupancy and attendance gains for the quarter were primarily due to higher domestic tourist and local guest visitation.

         For both the year and quarter, results for the Disneyland Resort were slightly down compared to the prior year, reflecting higher costs, partially offset by higher hotel occupancy, theme park attendance and guest spending.

Consumer Products
         Consumer Products revenues for the year decreased 4% to $2.3 billion and segment operating income decreased 3% to $384 million.  Revenues for the quarter decreased 2% to $560 million and segment operating income increased 24% to $102 million.

         Results for the year were driven by decreases at the Disney Store, partially offset by increases in merchandise licensing.
Declines at the Disney Store reflected lower comparative store sales and decreased margins in North America and the sale of the
Disney Store business in Japan during the third quarter of the prior year.  Merchandise licensing increases were due primarily to strong performance of toy licenses driven by new properties and classic characters, including Winnie the Pooh, Disney Princesses,
Power Rangers and Finding Nemo and increased royalties from direct-to-retail softlines licenses.

         Results for the quarter reflected strong growth in merchandise licensing due to stronger performance from toy licenses, which more than offset the decrease at the Disney Store, which was due to lower margins from promotional sales and markdowns.

         The Company is continuing to pursue, as planned, the sale and disposition of the Disney Store.

Corporate and Unallocated Shared Expenses
         Corporate and unallocated  shared  expenses  increased 6% to $443 million for the year and increased 6% to $148 million for the quarter.  The increase for the year  reflected  additional  costs  associated  with new finance and human  resource  information technology  systems,  partially offset by lower brand promotion and litigation costs. The prior year also included gains on the sale of properties in the U.K. The increase for the quarter was primarily due to higher legal costs. Information technology systems costs for the fourth quarter were comparable to the prior-year quarter.

Net Interest Expense
         Net interest expense was as follows (in millions):
                                                               Year Ended                  Quarter Ended
                                                              September 30,                 September 30,
                                                       ---------------------------   --------------------------
                                                          2003           2002           2003          2002
                                                       -------------  ------------   ------------  ------------
Interest expense                                       $     (666)    $    (708)     $    (139)    $    (170)
United Airlines investment write-off                         (114)            -              -             -
Gain on the sale of Knight-Ridder
  shares                                                        -           216              -             -
Interest and investment income (loss)                         (13)           39              5             5
                                                           ---------     ---------      ---------     ---------
Net interest expense                                   $     (793)    $    (453)     $    (134)    $    (165)
                                                           =========     =========      =========     =========

         Interest expense decreased by 6% to $666 million and by 18% to $139 million for the year and quarter, respectively, driven by lower interest rates and average debt balances.  Net interest expense increased from $453 million to $793 million for the year and decreased from $165 million to $134 million for the quarter.  The year-over-year comparison of net interest expense is substantially impacted by the $114 million write-off of leveraged leases on commercial aircraft in the current year and the $216 million gain on the sale of the Company's shares of Knight-Ridder in the prior year.

Equity in the Income of Investees
         Income from equity investees, consisting primarily of Euro Disney, A&E Television, Lifetime Television and E! Entertainment
Television,  increased  48% to $334 million for the year and 47% to $91 million for the quarter.  The increase for both the year and the quarter were driven by increases at Lifetime, A&E and E! Entertainment  Television.  Increases at Lifetime reflected the absence of certain  advertising  expenses that were  reflected in prior-year  results.  Results at A&E and E! reflected  higher  advertising revenues. Additionally, equity income in the prior year included the write-down of an investment in a Latin American cable operator.

Income Taxes
         The effective income tax rate decreased from 39%to 35% for the year and from 33% to 27% for the fourth quarter.  The decreases in the current year and quarter were principally due to the favorable resolution of certain prior-year state income tax exposures.

Balance Sheet and Cash Flow
         Total and net borrowings decreased by 7% and 11%, to $13.1 billion and $11.5 billion, respectively, as detailed below (in millions).
                                                        September 30,
                                              -----------------------------------         Increase
                                                   2003                2002              (Decrease)
                                               --------------      -------------        -------------
Current portion of borrowings                   $     2,457        $     1,663          $       794
Long-term borrowings                                 10,643             12,467               (1,824)
                                                 ------------       ------------         ------------
Total borrowings                                     13,100             14,130               (1,030)
Cash and cash equivalents                            (1,583)            (1,239)                (344)
                                                 ------------       ------------         ------------
Net borrowings (1)                              $    11,517        $    12,891          $    (1,374)
                                                 ============       ============         ============

         (1) Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

         The decrease in net borrowings was driven by strong cash flow from operations totaling $2.9 billion for the year, which was
$615 million or 27% higher than the prior year.

         Free cash flow for the year is detailed below (in millions).
                                                                            Year Ended
                                                                           September 30,
                                                                     -----------------------------     Increase
                                                                         2003            2002         (Decrease)
                                                                     -------------   -------------   ------------
Cash provided by operations                                          $    2,901      $    2,286      $       615
Investments in parks, resorts and other property                         (1,049)         (1,086)              37
                                                                      ------------    ------------    -------------
Free cash flow (1)                                                   $    1,852      $    1,200      $       652
                                                                      ============    ============    =============

         (1) Free cash flow is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

         The increase in free cash flow was driven by a smaller increase in accounts receivable than in the prior year and higher earnings adjusted for non-cash items, partially offset by higher film and television production spending.

         Investments in parks, resorts and other property were slightly below $1.1 billion for the year, down modestly from fiscal
2002.  Capital expenditures by business segment are as follows (in millions):

                                                                                    Year Ended September 30,
                                                                          ---------------------------------------------
                                                                                 2003                     2002
                                                                          --------------------     --------------------
Media Networks                                                              $        203              $       151
Parks and Resorts                                                                    577                      636
Studio Entertainment                                                                  49                       37
Consumer Products                                                                     44                       58
Corporate and unallocated shared expenditures                                        176                      204
                                                                             -----------------         ----------------
                                                                            $      1,049              $     1,086
                                                                             =================         ================

         In addition to debt reduction, the Company paid an annual dividend totaling $429 million.

Euro Disney Investment
         During November 2003, Euro Disney obtained waivers from its agent banks,  effective through March 31, 2004, with respect to covenants for fiscal 2003 and other  obligations  including a reduction in certain security deposit  requirements.  The agreement is expected to give Euro  Disney,  its lenders and the Company time to find a  resolution  to Euro  Disney's  financial  situation.  In conjunction  with the bank  waivers,  the Company has provided a new 45 million  Euros ($52 million at September  30, 2003  exchange rates) subordinated credit facility to Euro Disney, which can be drawn on through March 31, 2004 only after the existing 168 million
Euros ($192 million at September 30, 2003 exchange rates) standby facility provided by the Company to Euro Disney is fully drawn.

         If a timely resolution to Euro Disney's future financing needs is not obtained,  the waivers would expire,  and the Company and Euro Disney believe Euro Disney would be unable to meet all of its debt obligations. In such an eventuality,  some or all of the
Company's $494 million Euro Disney  investment and receivables  would likely become impaired.  The Company believes that Euro Disney will ultimately be successful in addressing its financing  requirements;  however, there can be no assurance that these efforts will be successful.

Accounting Change
         The Company adopted EITF No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) in the fiscal fourth quarter of 2003.  This new accounting rule addresses the recognition of revenues derived from a single contract that contains multiple products or services.  The rule provides additional requirements to determine when such revenues may be recorded separately for accounting purposes.  Historically, the Company has recognized the NFL broadcast portion of ESPN's affiliate revenues when the
NFL games were aired, as ESPN's affiliate contracts provided a basis for allocating such revenue between NFL and non-NFL programming.  Under separate accounting rules, the cost of the NFL rights has also been recognized as the games were aired.
Accordingly, the Company recognized both the NFL revenues and NFL costs in the quarters the games were aired.

         Under EITF 00-21's  requirements  for  separating  the revenue  elements of a single  contract,  the Company will no longer allocate ESPN's affiliate revenue between NFL and non-NFL programming for accounting purposes. As a consequence, the Company will no longer match NFL revenue with NFL costs, as ESPN affiliate revenue (including the NFL portion) will be recognized ratably throughout the year,  while NFL contract  costs will  continue to be  recognized in the quarters the games are aired.  This  accounting  change impacts  only the timing of revenue  recognition  and has no impact on cash flow.  As a result of this  change,  the Media  Networks segment will report significantly  reduced revenue and profitability in the first fiscal quarter, when the majority of the NFL games are aired, with commensurately increased revenues and profits in the second and third fiscal quarters.

         The Company has elected to adopt this new accounting rule using the cumulative effect approach.  Thus, during the fourth quarter, the Company recorded an after-tax charge of $71 million for the cumulative effect of the accounting change as of the beginning of fiscal year 2003.  This amount represents the revenue recorded for NFL games in the fourth quarter of fiscal year 2002, which has been recorded ratably over fiscal 2003 under the new accounting method.

         The following table shows the quarterly effect on fiscal 2003 had the Company been following this new accounting method throughout fiscal 2003.
                              Three Months        Three Months       Three Months     Three Months
                                 Ended               Ended              Ended            Ended             Year Ended
                              Dec 31, 2002      March 31, 2003      June 30, 2003     Sept 30, 2003       Sept 30, 2003
                          -------------------  -----------------  -----------------  ----------------   -----------------
                             Net                 Net                Net                Net                Net
                            Income     EPS1     Income     EPS1    Income    EPS1     Income    EPS1     Income    EPS1
                           --------  --------  --------  -------  --------  -------  --------  ------   --------  -------
Results prior to
  EITF 00-21 adoption     $    256  $  0.13   $    229  $  0.11  $    400  $  0.19  $    417  $ 0.20   $  1,302  $ 0.63
Cumulative effect of
   accounting change           (71)   (0.03)         -       -          -        -         -       -        (71)  (0.03)
Quarterly impact of
   accounting change          (149)   (0.07)        85     0.04       102     0.05        (2)  (0.00)        36    0.02
                           --------  --------  --------  -------  --------  -------  --------  -------  --------  -------
Results subsequent to
   EITF 00-21 adoption    $     36  $  0.02   $    314  $  0.15  $    502  $  0.24  $    415  $ 0.20   $  1,267  $ 0.62
                           ========  ========  ========  =======  ========  =======  ========  =======  ========  =======

         1 EPS amounts are based on diluted shares outstanding and may not add due to rounding

         Complete quarterly results for fiscal 2003, reflecting the implementation of the new rules are presented in Table C.

FIN 46
         In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, Consolidation of
Variable Interest Entities (FIN 46) and amended it in October 2003, such that it is now effective for the Company in the first quarter of fiscal 2004.  Variable interest entities (VIEs) are entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability.  All of a company's VIEs must be evaluated under methods prescribed by this interpretation to determine the primary beneficiary of the risks and rewards of the VIE.  The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

         The current FIN 46 guidance is still  evolving  with several  critical  proposed  adjustments  recently  issued  through an exposure draft. While we continue to evaluate the total impact of FIN 46, based on the current draft the Company anticipates that it will likely be required to consolidate Euro Disney and Hong Kong Disneyland in the first quarter of fiscal 2004.

Non-GAAP Financial Metrics
         This earnings release presents net borrowings, free cash flow and aggregate segment operating income which are important financial metrics for the Company, but are not GAAP defined metrics.

         Net borrowings - The Company believes that net borrowings provides investors with useful information because we do not immediately apply cash and cash equivalents to the reduction of debt and net debt represents an important measure that reflects the total amount of cash and cash equivalents potentially available to repay borrowings when they mature or when other circumstances arise.  Furthermore, because we earn interest on our cash balances, net debt can be used to gauge net interest costs.  We do not expect that we would use all of our available cash and cash equivalents to repay indebtedness in the ordinary course, but may use a substantial portion of cash and cash equivalents to repay debt depending on the amount of cash and cash equivalents available relative to our other current and anticipated uses of cash and the terms of our indebtedness.

         Free cash flow - The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other properties) among other measures, to evaluate the ability of its operations to generate cash available for purposes other than capital expenditures.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, and pay dividends.

         Aggregate  segment  operating  income - The Company  evaluates the  performance of its operating  segments based on segment operating income,  and management uses aggregate  segment  operating income as a measure of the performance of operating  businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate  changes in the  operating  results of the Company's  portfolio of businesses  separate from factors other than business operations that affect net income,  thus providing  separate insight into both operations and the other factors that affect reported results.

         These measures should be used in conjunction with other GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP.  Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

                                                          FORWARD-LOOKING STATEMENTS

         Management  believes certain  statements in this earnings release may constitute  "forward-looking  statements"  within the meaning of the Private  Securities  Litigation Reform Act of 1995. These statements are made on the basis of management's  views and assumptions  regarding  future  events and business  performance  as of the time the  statements  are made and  management  does not undertake any obligation to update these  statements.  Actual results may differ  materially from those  expressed or implied.  Such differences  may result from  actions  taken by the  Company,  including  restructuring  or strategic  initiatives  and  information technology  improvements,  as well as from developments beyond the Company's control,  including  international,  political,  health concern and  military  developments  that may affect  travel and leisure  businesses  generally  and changes in domestic  and global economic  conditions  that may,  among other things,  affect the  performance  of the Company's  theatrical  and home  entertainment releases, the advertising market for broadcast and cable television programming,  expenses of providing medical and pension benefits and demand for  consumer  products.  Changes in domestic  competitive  conditions  and  technological  developments  may also affect performance of all significant Company businesses.

                                                        The Walt Disney Company
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                            (unaudited, in millions, except per share data)

                                                                              Year Ended                      Quarter Ended
                                                                            September 30,                     September 30,
                                                                    ---------------------------------  -----------------------------
                                                                          2003              2002           2003             2002
                                                                    ---------------   ---------------  -------------   -------------

Revenues                                                             $    27,061      $     25,329     $    7,014      $     6,662

Costs and expenses                                                       (24,330)          (22,924)        (6,332)          (6,263)

Amortization of intangible assets                                            (18)              (21)            (4)              (7)

Gain on the sale of business                                                  16                34              -                -

Net interest expense                                                        (793)             (453)          (134)            (165)

Equity in the income of investees                                            334               225             91               62

Restructuring and impairment charges                                         (16)                -             (1)               -
                                                                       ------------     -------------    -----------     -----------
Income before income taxes, minority interests and cumulative
   effect of accounting change                                             2,254             2,190            634              289

Income taxes                                                                (789)             (853)          (171)             (96)

Minority interests                                                          (127)             (101)           (48)             (18)
                                                                       ------------     -------------    -----------     -----------

Income before cumulative effect of accounting change                       1,338             1,236            415              175

Cumulative effect of accounting change                                       (71)                -              -                -
                                                                       ------------     -------------    -----------     -----------
Net income                                                           $     1,267      $      1,236     $      415      $       175
                                                                       ============     =============    ===========     ===========

Earnings per share before cumulative effect of accounting change:

     Diluted (1)                                                     $      0.65      $       0.60     $     0.20      $      0.09
                                                                       ============     =============    ===========     ===========
     Basic                                                           $      0.65      $       0.61     $     0.20      $      0.09
                                                                       ============     =============    ===========     ===========
Earnings per share:

     Diluted (1)                                                     $      0.62      $       0.60     $     0.20      $      0.09
                                                                       ============     =============    ===========     ===========
     Basic                                                           $      0.62      $       0.61     $     0.20      $      0.09
                                                                       ============     =============    ===========     ===========
Average number of common and common equivalent
   shares outstanding:

     Diluted                                                               2,067             2,044          2,095            2,043
                                                                       ============     =============    ===========     ===========
     Basic                                                                 2,043             2,040          2,044            2,041
                                                                       ============     =============    ===========     ===========

         (1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes and adds back interest expense (net of tax) of $10 million and $6 million for the year and quarter, respectively.

                                                        The Walt Disney Company
                                                            SEGMENT RESULTS
                                                       (unaudited, in millions)

                                                 Year Ended                                  Quarter Ended
                                                September 30,                                September 30,
                                         -----------------------------  ------------ -------------------------------  -----------
                                              2003           2002          Change           2003           2002          Change
                                         -------------  --------------  ------------  --------------  --------------  -----------
Revenues:
   Media Networks                        $   10,941     $     9,733           12%     $    2,635      $    2,435           8%
   Parks and Resorts                          6,412           6,465           (1)%          1,648           1,660          (1)%
   Studio Entertainment                       7,364           6,691           10%          2,171           1,998           9%
   Consumer Products                          2,344           2,440           (4)%            560             569          (2)%
                                           -----------     -----------                   -----------    ------------
                                         $   27,061     $    25,329            7%     $    7,014      $    6,662           5%
                                           ===========     ===========                   ===========    ============
Segment operating income:
   Media Networks                        $    1,213             986           23%            298             147         103%
   Parks and Resorts                            957           1,169          (18)%            225             235          (4)%
   Studio Entertainment                         620             273          127%            205              75         173%
   Consumer Products                            384             394           (3)%            102              82          24%
                                           -----------     -----------                   -----------    ------------
                                         $    3,174     $     2,822           12%     $      830      $      539          54%
                                           ===========     ===========                   ===========    ============

         The Company  evaluates the performance of its operating  segments based on segment  operating  income. A reconciliation  of segment operating income to income before income taxes, minority interests and cumulative effect of accounting change is as follows:

                                                                        Year Ended                       Quarter Ended
                                                                      September 30,                      September 30,
                                                             --------------------------------  ---------------------------------
                                                                    2003           2002              2003             2002
                                                             ---------------  ---------------  ----------------  ---------------
Segment operating income                                      $     3,174       $    2,822       $       830      $       539
Corporate and unallocated shared expenses                            (443)            (417)             (148)            (140)
Amortization of intangible assets                                     (18)             (21)               (4)              (7)
Gain on the sale of business                                           16               34                 -                -
Net interest expense                                                 (793)            (453)             (134)            (165)
Equity in the income of investees                                     334              225                91               62
Restructuring and impairment charges                                  (16)               -                (1)               -
                                                                ------------     ------------     -------------    -------------
Income before income taxes, minority interests and
   cumulative effect of accounting change                      $    2,254       $    2,190       $       634      $       289
                                                                ============     ============     =============    =============

Depreciation expense is as follows:
                                                                        Year Ended                       Quarter Ended
                                                                      September 30,                      September 30,
                                                             --------------------------------  ---------------------------------
                                                                  2003            2002               2003             2002
                                                             ---------------  ---------------  ---------------- ----------------
   Media Networks                                              $      169       $      180      $         41      $        43
   Parks and Resorts                                                  681              648               152              164
   Studio Entertainment                                                39               46                11               12
   Consumer Products                                                   63               58                16               14
                                                                ------------     ------------    --------------    -------------
   Segment depreciation expense                                       952              932               220              233
   Corporate                                                          107               89                27               27
                                                                ------------     ------------    --------------    -------------
   Total depreciation expense                                  $    1,059       $    1,021      $        247      $       260
                                                                ============     ============    ==============    =============

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

                                                        The Walt Disney Company
                                                      CONSOLIDATED BALANCE SHEETS
                                            (unaudited, in millions, except per share data)

                                                                                               September 30,
                                                                                    --------------------------------------
                                                                                         2003                 2002
                                                                                    -----------------   ------------------
ASSETS
Current assets
     Cash and cash equivalents                                                       $        1,583      $         1,239
     Receivables                                                                              4,238                4,049
     Inventories                                                                                703                  697
     Television costs                                                                           568                  661
     Deferred income taxes                                                                      674                  624
     Other assets                                                                               548                  579
                                                                                        -------------       --------------
         Total current assets                                                                 8,314                7,849

Film and television costs                                                                     6,205                5,959
Investments                                                                                   1,849                1,810
Parks, resorts and other property, at cost
     Attractions, buildings and equipment                                                    19,499               18,917
     Accumulated depreciation                                                                (8,794)              (8,133)
                                                                                        -------------       --------------
                                                                                             10,705               10,784
     Projects in progress                                                                     1,076                1,148
     Land                                                                                       897                  848
                                                                                        -------------       --------------
                                                                                             12,678               12,780

Intangible assets, net                                                                        2,786                2,776
Goodwill                                                                                     16,966               17,083
Other assets                                                                                  1,190                1,788
                                                                                        -------------       --------------
                                                                                     $       49,988      $        50,045
                                                                                        =============       ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable and other accrued liabilities                                  $        5,044      $         5,173
     Current portion of borrowings                                                            2,457                1,663
     Unearned royalties and other advances                                                    1,168                  983
                                                                                        -------------       --------------
         Total current liabilities                                                            8,669                7,819

Borrowings                                                                                   10,643               12,467
Deferred income taxes                                                                         2,712                2,597
Other long term liabilities                                                                   3,745                3,283
Minority interests                                                                              428                  434
Commitments and contingencies
Stockholders' Equity
     Preferred stock, $.01 par value
        Authorized - 100 million shares, Issued - none
     Common stock
           Common stock - Disney, $.01 par value
                 Authorized - 3.6 billion shares, Issued - 2.1 billion shares                12,154               12,107
           Common stock - Internet Group, $.01 par value
                 Authorized - 1.0 billion shares, Issued - none
     Retained earnings                                                                       13,817               12,979
     Accumulated other comprehensive (loss) income                                             (653)                 (85)
                                                                                        -------------       --------------
                                                                                             25,318               25,001
     Treasury stock, at cost, 86.7 million and 81.4 million Disney shares                    (1,527)              (1,395)
     Shares held by TWDC Stock Compensation Fund II, at cost
        Disney - none and 6.6 million shares                                                      -                 (161)
                                                                                        -------------       --------------
                                                                                             23,791               23,445
                                                                                        -------------       --------------
                                                                                     $       49,988      $        50,045
                                                                                        =============       ==============

                                                     The Walt Disney Company
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (unaudited, in millions)

                                                                                                Year Ended
                                                                                              September 30,
                                                                                        ----------------------------
                                                                                            2003              2002
                                                                                        ----------        ----------
OPERATING ACTIVITIES
     Net income                                                                      $     1,267       $     1,236
                                                                                        ----------        ----------
     Depreciation                                                                          1,059             1,021
     Amortization of intangible assets                                                        18                21
     Gain on the sale of business                                                            (16)              (34)
     Equity in the income of investees                                                      (334)             (225)
     Cash distributions received from equity investees                                       340               234
     Restructuring and impairment charges                                                     13                 -
     Write-off of aircraft leveraged lease                                                   114                 -
     Minority interests                                                                      127               101
     Gain on sale of Knight-Ridder, Inc. shares                                                -              (216)
     Change in film and television costs                                                    (369)              (97)
     Changes in noncurrent assets and liabilities, and other                                 468               346
                                                                                        ----------        ----------
                                                                                           1,420             1,151
                                                                                        ----------        ----------
     Changes in working capital
       Receivables                                                                          (194)             (535)
       Inventories                                                                            (6)              (35)
       Other assets                                                                          (28)              (86)
       Accounts and taxes payable and other accrued liabilities                              275               225
       Television costs                                                                      217               404
       Deferred income taxes                                                                 (50)              (74)
                                                                                        ----------        ----------
                                                                                             214              (101)
                                                                                        ----------        ----------
     Cash provided by operations                                                           2,901             2,286
                                                                                        ----------        ----------
INVESTING ACTIVITIES
     Investments in parks, resorts and other property                                     (1,049)           (1,086)
     Acquisitions (net of cash acquired)                                                    (130)           (2,845)
     Dispositions                                                                            166               200
     Proceeds from sale of investments                                                        40               601
     Purchases of investments                                                                (14)               (9)
     Other                                                                                   (47)              (37)
                                                                                         ---------        ----------
      Cash used by investing activities                                                   (1,034)           (3,176)
                                                                                        ----------        ----------
FINANCING ACTIVITIES
     Borrowings                                                                            1,635             4,038
     Reduction of borrowings                                                              (2,059)           (2,113)
     Commercial paper borrowings, net                                                       (721)              (33)
     Exercise of stock options and other                                                      51                47
     Dividends                                                                              (429)             (428)
                                                                                        ----------        ----------
     Cash (used) provided by financing activities                                         (1,523)            1,511
                                                                                        ----------        ----------
Increase in cash and cash equivalents                                                        344               621
Cash and cash equivalents, beginning of year                                               1,239               618
                                                                                        ----------        ----------
Cash and cash equivalents, end of year                                               $     1,583       $     1,239
                                                                                        ==========        ==========
Supplemental disclosure of cash flow information:
     Interest paid                                                                   $       705       $       674
                                                                                        ==========        ==========
     Income taxes paid                                                               $       371       $       447
                                                                                        ==========        ==========

                                                                                                                            Table A

                                                            MEDIA NETWORKS
                                                       (unaudited, in millions)

Year Ended September 30,                                       2003                    2002                Change
-------------------------------------------------------  ------------------      -----------------    -----------------

Revenues:
     Broadcasting                                       $          5,418      $           5,058                7%
     Cable Networks                                                5,523                  4,675               18%
                                                         ------------------      -----------------
                                                        $         10,941      $           9,733               12%
                                                         ==================      =================
Segment operating income (loss):
     Broadcasting                                       $             37      $             (37)             200%
     Cable Networks                                                1,176                  1,023               15%
                                                         ------------------      -----------------
                                                        $          1,213      $             986               23%
                                                         ==================      =================

Depreciation expense:
     Broadcasting                                       $             91      $             100               (9)%
     Cable Networks                                                   78                     80               (3)%
                                                         ------------------      -----------------

                                                        $            169      $             180               (6)%
                                                         ==================      =================

Quarter Ended September 30,                                    2003                    2002                Change
-------------------------------------------------------  ------------------      -----------------    -----------------

Revenues:
     Broadcasting                                       $          1,216      $            1,151               6%
     Cable Networks                                                1,419                   1,284              11%
                                                         ------------------      -----------------
                                                        $          2,635      $            2,435               8%
                                                         ==================      =================
Segment operating income (loss):
     Broadcasting                                       $            (79)     $              (23)           (243)%
     Cable Networks                                                  377                     170             122%
                                                         ------------------      -----------------
                                                        $            298      $              147             103%
                                                         ==================      =================

Depreciation expense:
     Broadcasting                                       $             23      $               25              (8)%
     Cable Networks                                                   18                      18               -
                                                         ------------------      -----------------
                                                        $             41      $               43              (5)%
                                                         ==================      =================

                                                                                                                          Table B

         The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

                                                                               Year Ended                      Quarter Ended
                                                                              September 30,                     September 30,
                                                                       ----------------------------     ----------------------------
(unaudited, in millions, except per share data)                           2003            2002             2003            2002
                                                                       ------------    ------------     ------------    ------------
Net income:
     As reported                                                     $    1,267      $    1,236       $      415      $      175
     Pro forma after option expense                                         973             930              334              93

Diluted earnings per share:
     As reported                                                           0.62            0.60             0.20            0.09
     Pro forma after option expense                                        0.48            0.45             0.16            0.05

         These pro forma amounts may not be representative of future  disclosures since the estimated fair value of stock options is amortized to expense over the vesting period,  and additional  options may be granted in future years.  The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

         Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company's convertible senior notes.  The dilution from employee options increases as the Company's share price increases, as shown below:

                                                                               Percentage of
               Average                Total               Incremental         Average Shares        Hypothetical Q4
               Disney              In-the-Money         Diluted Shares          Outstanding               2003
             Share Price             Options                  (1)                                    EPS Impact (3)
          ------------------    -------------------    ------------------    ------------------    -------------------

     -----------------------------------------------------------------------------------------------------------------
     $          21.08                   53 mil                -- (2)                 --          $         0.00
     -----------------------------------------------------------------------------------------------------------------
                25.00                  119 mil                 9 mil               0.43%                  (0.00)
                30.00                  147 mil                21 mil               1.00%                  (0.00)
                40.00                  212 mil                46 mil               2.20%                  (0.00)
                50.00                  220 mil                63 mil               3.01%                  (0.00)

     (1)   Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method.  Under the treasury stock method, the tax effected proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.
     (2)   Fully diluted shares outstanding for the quarter ended September 30, 2003 total 2,095 million and include the dilutive impact of in-the-money options at the average share price for the period of $21.08 and assumes conversion of the convertible senior notes.  At the average share price of $21.08, the dilutive impact of in-the-money options was 6 million shares for the quarter.
     (3)   Based upon Q4 2003 earnings of $415 million or $0.20 per share.

                                                                                                                            Table C
                                                        The Walt Disney Company
                                           QUARTERLY CONSOLIDATED INCOME STATEMENT WORKSHEET
                                            (unaudited, in millions, except per share data)

                                                    Three Months     Three Months    Three Months    Three Months
                                                       Ended            Ended            Ended           Ended        Year Ended
                                                    Dec 31, 2002     Mar 31, 2003    June 30, 2003   Sept 30, 2003   Sept 30, 2003
                                                  --------------- -------------------------------- --------------- ----------------

 Revenues:
     Media Networks                               $    2,944       $    2,653      $     2,709     $     2,635      $    10,941
     Parks and Resorts                                 1,548            1,485            1,731           1,648            6,412
     Studio Entertainment                              1,891            1,862            1,440           2,171            7,364
     Consumer Products                                   787              500              497             560            2,344
                                                   --------------   --------------  --------------  --------------   --------------
                                                  $    7,170       $    6,500      $     6,377     $     7,014      $    27,061
                                                   ==============   ==============  ==============  ==============   ==============
 Segment operating income:
     Media Networks                               $      (71)      $      400      $       586     $       298      $     1,213
     Parks and Resorts                                   225              155              352             225              957
     Studio Entertainment                                138              206               71             205              620
     Consumer Products                                   190               53               39             102              384
                                                   --------------   --------------  --------------  --------------   --------------
                                                         482              814            1,048             830            3,174

 Corporate and unallocated shared expenses              (102)             (93)            (100)           (148)            (443)
 Amortization of intangible assets                        (5)              (7)              (2)             (4)             (18)
 Gain on the sale of business                              -                -               16               -               16
 Net interest expense                                   (296)            (178)            (185)           (134)            (793)
 Equity in the income of investees                        90               51              102              91              334
 Restructuring and impairment charges                      -                -              (15)             (1)             (16)
                                                   --------------   --------------  --------------  --------------   --------------
 Income before income taxes, minority interests          169              587              864             634            2,254
   and cumulative effect of accounting change
 Income taxes                                            (77)            (219)            (322)           (171)            (789)
 Minority interests                                       15              (54)             (40)            (48)            (127)
                                                   --------------   --------------  --------------  --------------   --------------
 Income before cumulative effect of accounting
  change                                                 107              314              502             415            1,338
 Cumulative effect of accounting change                  (71)               -                -               -              (71)
                                                   --------------   --------------  --------------  --------------   --------------
 Net income                                       $       36       $      314      $       502     $       415      $     1,267
                                                   ==============   ==============  ==============  ==============   ==============

 Earnings per share before cumulative effect of
  accounting change:
     Diluted (1)                                  $     0.05       $     0.15      $      0.24     $      0.20      $      0.65
                                                   ==============   ==============  ==============  ==============   ==============
     Basic                                        $     0.05       $     0.15      $      0.25     $      0.20      $      0.65
                                                   ==============   ==============  ==============  ==============   ==============

 Earnings per share after cumulative effect of
   accounting change:
     Diluted (1)                                  $     0.02       $     0.15      $      0.24     $      0.20      $      0.62
                                                   ==============   ==============  ==============  ==============   ==============
     Basic                                        $     0.02       $     0.15      $      0.25     $      0.20      $      0.62
                                                   ==============   ==============  ==============  ==============   ==============

         (1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes and adds back interest expense (net of tax) of $10 million and $6 million for the year and fourth quarter, respectively.

         Note:
         As discussed earlier in this release, the Company adopted EITF 00-21 in the fiscal fourth quarter of 2003. This table presents quarterly operating results as if the Company had followed the provisions of EITF 00-21 throughout the fiscal year.

                                                        The Walt Disney Company
                                      QUARTERLY CONSOLIDATED INCOME STATEMENT WORKSHEET-continued
                                                       (unaudited, in millions)

The following table provides supplemental revenue and operating income detail for the Media Networks segment:

                                          Three Months      Three Months           Three        Three Months                                                                             Year
                                              Ended             Ended          Months Ended         Ended            Year Ended
                                          Dec 31, 2002      Mar 31, 2003       June 30, 2003    Sept 30, 2003      Sept 30, 2003
                                       ------------------------------------ ----------------------------------- ------------------
 Revenues:
       Broadcasting                     $      1,564      $      1,407       $     1,231      $      1,216       $      5,418
       Cable Networks                          1,380             1,246             1,478             1,419              5,523
                                         ----------------  ----------------   ---------------  ----------------   ----------------
                                        $      2,944      $      2,653       $     2,709      $      2,635       $     10,941
                                         ================  ================   ===============  ================   ================

 Segment operating income (loss):
       Broadcasting                     $         38      $       (105)      $       183      $        (79)      $         37
       Cable Networks                           (109)              505               403               377              1,176
                                         ----------------  ----------------   ---------------  ----------------   ----------------
                                        $        (71)     $        400       $       586      $        298       $      1,213
                                         ================  ================   ===============  ================   ================

         Note 1 The accounting change has no impact on the Company's cash flows.